Exhibit 99.1

Black Spade Acquisition Co Announces Transfer Listing to NYSE American from NYSE

HONG KONG – June 16, 2023 – Black Spade Acquisition Co (the “Company”) today announced it is transferring the listing of its units, Class A ordinary shares and warrants to the NYSE American LLC (“NYSE American”) from the New York Stock Exchange LLC (“NYSE”). The decision to transfer to the NYSE American was motivated by several factors, including more favorable thresholds for continued listing on the NYSE American following potential redemptions of the Company’s Class A ordinary shares in connection with the vote to extend the deadline by which the Company must complete its initial business combination.

The Company expects to begin trading under its current symbols “BSAQU,” “BSAQ” and “BSAQWS” for its units, Class A ordinary shares and warrants, respectively, at the open of trading on NYSE American on June 21, 2023. The Company will continue to trade on the NYSE until the close of trading on June 20, 2023, and will be delisted from the NYSE in connection with the listing on NYSE American.

About Black Spade Acquisition Co

Black Spade Acquisition Co (“BSAQ”) is a blank check company incorporated for the purpose of effecting a business combination (Special Purpose Acquisition Company). BSAQ was founded by Black Spade Capital, which runs a global portfolio consisting of a wide spectrum of cross-border investments, and consistently seeks to add new investment projects and opportunities to its portfolio. Learn more at: https://www.blackspadeacquisition.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, possible business combinations and the financing thereof, and related matters, as well as all other statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our Securities and Exchange Commission filings. Except as expressly required by applicable securities law, we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contact

Black Spade Acquisition Co

Investor Relations	Tel: +852 3955 1316	Email: ir@blackspadeacquisition.com